EXHIBIT 7.02(f)

                              [LETTERHEAD OF BANK]


                                        February __, 1999



BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414
Attention: Chief Financial Officer


Dear Sir:

                  Sextant Avionique, S.A. ("Sextant") has authorized us to confirm to you, upon receipt of your written request (which may be sent by facsimile) the amount of credit available to Sextant under its credit facility with us. In order to submit such a request, please contact [Insert Name of Contact], fax number: [_________].



                                        INSERT NAME OF BANK]



                                        By:
                                            ------------------------------------
                                            Name:
                                            Title: